                                                            EXHIBIT 11
                                                            Page 1 of 2


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                          Three Months Ended           Nine Months Ended
                                             September 30,                September 30,
                                       ----------------------      -----------------------
                                          1995         1994           1995          1994
                                       ---------    ---------      ---------     ---------
INCOME DATA:

  Net income                           $  27,859    $  22,406      $ 120,313     $  65,062

  Preferred stock dividends               (3,953)      (3,953)       (11,859)      (11,859)
                                       ---------    ---------      ---------     ---------
  Net income applicable to
    common shares                      $  23,906    $  18,453      $ 108,454     $  53,203
                                       =========    =========      =========     =========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares          96,600       96,350         96,531        96,299
  Equivalent common shares from
    stock options                            214          132            130           176
                                       ---------    ---------      ---------     ---------
  Common and common equivalent shares     96,814       96,482         96,661        96,475
                                       =========    =========      =========     =========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                  $    0.25    $    0.19      $    1.12     $    0.55
                                       =========    =========      =========     =========


                                                            EXHIBIT 11
                                                            Page 2 of 2


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                          Three Months Ended         Nine Months Ended
                                             September 30,              September 30,
                                       ----------------------      ---------------------
                                          1995         1994           1995        1994
                                       ---------    ---------      ---------   ---------
INCOME DATA:

  Net income applicable to
    common shares                      $ 27,859      $ 22,406      $120,313    $ 65,062
                                       ========      ========      ========    ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares         96,600        96,350        96,531      96,299
  Equivalent common shares from
    stock options                           214           214           154         205
  Equivalent common shares from
    conversion of preferred stock         7,899         7,899         7,899       7,899
                                       --------      --------      --------    --------
  Common and common equivalent shares   104,713       104,463       104,584     104,403
                                       ========      ========      ========    ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                  $   0.27      $   0.22      $   1.15    $   0.63
                                       ========      ========      ========    ========
